UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement
BLUEKNIGHT ENERGY PARTNERS, L.P.
(Name of Registrant As Specified In Its Charter)
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INFORMATION STATEMENT
BLUEKNIGHT ENERGY PARTNERS, L.P.
201 NW 10th, Suite 200
Oklahoma City, Oklahoma 73103

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF UNITHOLDER ACTION BY WRITTEN CONSENT

The date of this Information Statement is [_________], 2016.
This Information Statement is furnished by the general partner of Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), to the holders of record, at the close of business on July 18, 2016 (the “Record Date”), of the issued and outstanding Series A Preferred Units representing limited partnership interests in the Partnership (“Series A Preferred Units”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”). This Information Statement is being sent to you for information purposes only. No action is requested or required on your part. This Information Statement constitutes notice to the holders of Series A Preferred Units (“Series A Preferred Unitholders”) of limited partnership action taken without a meeting. Only the Series A Preferred Unitholders as of the Record Date will be provided a copy of this Information Statement.
On July 18, 2016, the board of directors (the “Board”) of Blueknight Energy Partners G.P., L.L.C. (our “General Partner”), the general partner of the Partnership, unanimously approved the issuance of an aggregate of 18,312,968 Series A Preferred Units (the “Issuance”) to Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“EA&E”), Ergon Terminaling, Inc., a Mississippi corporation (“ETI”), and Ergon Asphalt Holdings, LLC, a Delaware limited liability company (“EAH”, and collectively with EA&E and ETI, the “Contributors”), pursuant to and upon closing (the “Contribution Closing”) of the transactions contemplated by a Contribution Agreement dated as of July 19, 2016 (the “Contribution Agreement”). The Issuance is subject to approval by holders of a majority of the Series A Preferred Units, which approval was obtained by written consent, dated July 19, 2016, of the holders of approximately 60.74% of the issued and outstanding Series A Preferred Units (the “Consent”).
The Consent we have received constitutes the only limited partner approval required under the Delaware Revised Uniform Limited Partnership Act (the “Act”), the NASDAQ Listing Rules, the Amended and Restated Certificate of Limited Partnership of the Partnership, and the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011 (the “LPA”), to approve the Issuance. The Partnership is subject to the NASDAQ Stock Market’s Listing Rules because our Series A Preferred Units and common units representing limited partnership interests in the Partnership (“Common Units”) are currently listed on the NASDAQ Global Market (“NASDAQ”). However, pursuant to NASDAQ Listing Rule 5615(a)(4)(H), the Partnership is exempt from certain corporate governance rules which may otherwise require unitholder approval of the Issuance. We are not soliciting your consent or your proxy in connection with the Issuance, and neither consents nor proxies are being requested from limited partners.
The Consent will not become effective until the date that is 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to holders of our Series A Preferred Units as of the Record Date.

If you have any questions, please contact our Investor Relations Department at (918) 237-4032.

Sincerely,

/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary

GENERAL INFORMATION
The Partnership, which has its principal executive offices located at 201 NW 10th, Suite 200, Oklahoma City, Oklahoma, 73103, is sending you this Information Statement to notify you of an action that the holders of a majority of our outstanding Series A Preferred Units have taken by written consent in lieu of a special meeting of limited partners.

Copies of this Information Statement are being mailed on or about [__________], 2016, to the holders of record of the outstanding Series A Preferred Units on the Record Date.

ACTION TO BE TAKEN
This Information Statement contains a brief summary of the material aspects of the action approved by the Board (as well as the Board’s conflicts committee) and the Consenting Majority Series A Unitholders (as defined below under “Unitholders Entitled to Receive Notice of Action by Written Consent”).
ISSUANCE OF ADDITIONAL SERIES A PREFERRED UNITS
Background
The issuance of 18,312,968 Series A Preferred Units (the “New Units”) to the Contributors pursuant to the Contribution Agreement was reviewed, negotiated and approved by the Board of the General Partner, upon recommendation of the conflicts committee of the Board of the General Partner, which is composed solely of independent directors. The conflicts committee retained independent legal counsel and independent financial advisors to assist in reviewing and evaluating and negotiating such issuance (along with certain other transactions contemplated by the Contribution Agreement, including the Series A Repurchase (as defined below)). The conflicts committee approved such transactions and recommended approval of the transactions to the General Partner’s Board, which then approved the transactions on July 18, 2016.

On July 19, 2016, the issuance of the New Units was approved by written consent of limited partners holding approximately 60.74% of the outstanding Series A Preferred Units. No further action of our limited partners is required to approve the issuance of the New Units. You are hereby being provided with notice of the approval of the issuance of the New Units by less than unanimous written consent of our Series A Preferred Unitholders.
The New Units will be issued and sold without registration under the Securities Act of 1933, as amended (“Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the New Units may be sold by the Contributors only pursuant to an effective registration statement under the Securities Act covering the resale of those limited partnership units, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.
Promptly after the 20th day after the date this Information Statement has first been sent to Series A Preferred Unitholders we intend to take all other required actions to complete the issuance of the New Units consistent with the foregoing, provided that the issuance of the New Units will not occur unless and until the occurrence of the Contribution Closing.
Contribution Agreement
As further described in the Contribution Agreement, the Contributors are to be issued the New Units in exchange for the contribution of (a) $22,100,000 in cash, and (b) 100% of the limited liability company membership interests in Contributors’ to-be-formed wholly-owned subsidiary, BKEP Terminalling, L.L.C., a Texas limited liability company (“Asset Sub”). Additionally, under the Contribution Agreement, the Contributors have agreed to purchase, at the Contribution Closing, $5,000,000 of Common Units of the Partnership (the “Issued Common Units”) to be issued in a private placement at a price determined as follows: (i) if a registered offering of the Partnership’s Common Units occurs prior to the Contribution Closing, the lowest price per Common Unit paid to the Partnership in such offering, provided that the minimum per Common Unit purchase price in such private placement is no less than $4.60 per Common Unit, or (ii) if no such registered offering is completed, the volume-weighted average Common Unit price for the 20-trading day period that ends two trading days prior to Contribution Closing. On July 26, 2016, the Partnership

completed a registered offering at a price per Common Unit paid to the Partnership of $5.90. Accordingly, at the Contribution Closing, the Partnership will issue 847,457 Issued Common Units to the Contributors.
The Contribution Closing is subject to a number of conditions, including:

•
Contributors’ contribution, to Asset Sub, of nine asphalt or emulsion terminals located in Wolcott, Kansas, Ennis, Texas, Chandler, Arizona, Mt. Pleasant, Texas, Pleasanton, Texas, Birmingport, Alabama, Memphis, Tennessee, Nashville, Tennessee, and Yellow Creek, Mississippi (the “Terminals”).

•
The repurchase (the “Series A Repurchase”) by the Partnership of an aggregate of 13,335,390 Series A Preferred Units of the Partnership owned by CB-Blueknight, LLC, a Delaware limited liability company (“CBBK), and Blueknight Energy Holding, Inc., a Delaware corporation (“BEH”, and together with CBBK, the “Consenting Majority Series A Unitholders”) each of which owns 50% of the outstanding common membership interest in Blueknight GP Holding, LLC (“GP Holding”), the owner of 100% of the equity interests in the General Partner, our sole general partner and owner of all general partner interests and incentive distribution rights in the Partnership, at a per unit price of $7.15 (approximately $95,350,000 in the aggregate) plus an amount equal to the pro rata share of the distributions to be paid by Partnership on its Series A Preferred Units after the Series A Repurchase but which relate to Partnership operations occurring prior to the Series A Repurchase.

•
The making of all required filings with, and receipt of all necessary consents from, all applicable government authorities, including any filings or approvals required under, and the expiration of the applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•
Pursuant to a Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), EAH (a wholly-owned subsidiary of EA&E) shall acquire from the Consenting Majority Series A Unitholders 100% of the issued and outstanding common membership interests of GP Holding (the “GP Holding Transfer”), which shall at such time own 100% of the issued and outstanding equity interests of the General Partner.

•	Waiver of preemptive rights held by the General Partner with respect to the issuance of the New Units and Issued Common Units, which waiver has already been provided by the General Partner.

•
Entry by EA&E, on one hand, and Asset Sub and certain other subsidiaries of the Partnership, on the other hand, into a Storage, Throughput and Handling Agreement, under which the Partnership’s subsidiaries will operate the Terminals and store and terminal EA&E’s asphalt products at the Terminals after the Contribution Closing, in exchange for the payment of certain fees by EA&E.

•
Execution and delivery by Contributors and the Partnership of a Registration Rights Agreement which will provide to the Contributors demand and piggyback registration rights with respect to the Issued Common Units and New Units (following conversion of the New Units into Common Units of the Partnership).

Description of Securities
Our Series A Preferred Units carry certain rights, preferences, and obligations, many of which are distinct from those attributable to our Common Units and Class B Units. Specifically:

•
Optional Conversion. Holders of the Series A Preferred Units may convert all such units into Common Units pursuant to Section 5.12(c)(i) of the LPA. Conversion is currently at a ratio of one-to-one, subject to certain customary adjustments for certain distributions, combinations, subdivisions, and recapitalizations.

•
Forced Conversion. Under certain conditions and subject to the terms set forth in Section 5.12(c)(ii) of the LPA, the Partnership may convert all, but not less than all, of the Series A Preferred Units into Common Units. However, pursuant to Membership Interest Purchase Agreement, the Contributors have agreed not to exercise (or cause the General Partner to exercise) such conversion rights for a period of 18-months following the Contribution Closing.

•
Consent Rights. The approval of holders of a majority of the outstanding Series A Preferred Units is required for any action that adversely affects the Series A Preferred Units or materially modifies the terms of the Series A Preferred Units, including (a) actions affecting the timing or form of distributions (upon liquidation or otherwise) in respect of the Series A Preferred Units, (b) actions affecting the conversion of the Series A Preferred Units, and (c) subject to limited exceptions, any issuance of any additional Series A Preferred Units or other interests senior to or pari passu with the Series A Preferred Units. However, pursuant to the Membership

Interest Purchase Agreement, the Contributors have agreed, for a period of 18-months following the Contribution Closing, not to vote any Series A Preferred Units in favor of any matter (including a merger, consolidation or business combination) that adversely affects any of the rights, preferences and privileges of the Series A Preferred Units or amends or modifies any of the terms of the Series A Preferred Units in any material respect or affects the holders of the Series A Preferred Units disproportionately in relation to the holders of our Common Units.

•
Priority with Respect to Distributions. As more particularly described in Section 6.4 of the LPA, the holders of the Series A Preferred Units are entitled to receive distributions in respect thereof prior to the distribution of amounts in respect of the Common Units.

Unitholders Entitled to Receive Notice of Action by Written Consent
Pursuant to Section 17-302(a) and (e) of the Act and Sections 13.11 and 16.11 of the LPA, any action that may be taken at a meeting of limited partners may be taken without a meeting if approval in writing setting forth the action so taken is signed by the holders of outstanding limited partner interests entitled to vote on such action having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all limited partner interests entitled to vote on such action were present and voted.
The Issuance was approved by the written consent of the Consenting Majority Series A Unitholders, on July 19, 2016, which Consent shall become effective 20 calendar days after the date this Information Statement is sent or given to our Series A Preferred Unitholders. Consequently, no meeting of our Series A Preferred Unitholders is required to be or will be held to approve the Issuance.
Prompt notice of the approval of the Issuance must be given to those Series A Preferred Unitholders who have not consented in writing to the action and who, if the action had been taken at a meeting, would otherwise have been entitled to notice of the meeting. The Series A Preferred Unitholders of record as of the Record Date are being furnished copies of this Information Statement, which is being mailed to such unitholders commencing on or about [____________], 2016.
NASDAQ Listing Requirements and Necessity for Unitholder Approval
The Partnership is subject to the NASDAQ Stock Market’s Listing Rules because our Series A Preferred Units and Common Units are currently listed on the NASDAQ. However, pursuant to NASDAQ Listing Rule 5615(a)(4)(H), the Partnership is exempt from certain corporate governance rules and, as a result, is not required (by NASDAQ) to seek unitholder approval of the Issuance.
Effective Date of Action by Written Consent
Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that the corporate action being taken pursuant to the written consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement. On the 20th calendar day after the first mailing or other delivery of this Information Statement, the actions taken by written consent of the Consenting Majority Series A Unitholders described above will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by Consenting Majority Series A Unitholders.
Dissenters’ Rights of Appraisal
Under applicable Delaware law and the LPA, limited partners do not have any dissenter or appraisal rights in connection with the Issuance.
Effects of the Issuance
The Issuance will result in (a) an increase in the number of Series A Preferred Units outstanding, and (b) dilution of the interests of the other Series A Preferred Unitholders. The increase and resulting dilution will be partially offset by the concurrent repurchase of the Series A Preferred Units being repurchased as part of the Series A Repurchase.

INTEREST OF CERTAIN PERSONS IN MATTERS ACTED UPON
Except as set forth below, no person who has been an officer or director of the Partnership or the General Partner at any time since January 1, 2015-other than in their role as such-has had a substantial or material interest in the consummation of the Issuance, which, to the extent such officer or director is a holder of Series A Preferred Units, is not shared by all other holders of Series A Preferred Units in accordance with their respective ownership interests in the Partnership:

•
Four of our seven directors are affiliated with Consenting Majority Series A Unitholders. Specifically, Miguel A. Loya and Francis Brenner are affiliated with Vitol Holding B.V. (which indirectly owns BEH), while Michael R. Eisenson and Jon M. Biotti are affiliated with Charlesbank Capital Partners, LLC (whose affiliated funds (collectively, “Charlesbank”) indirectly own CBBK). As described above, it is a condition to the Contribution Closing that (i) the Partnership repurchase of an aggregate of 13,335,390 Series A Preferred Units of the Partnership owned by the Consenting Majority Series A Unitholders at a per unit price of $7.15 (approximately $95,350,000 in the aggregate) plus an amount equal to the pro rata share of the distributions to be paid by Partnership on its Series A Preferred Units after the repurchase but which relate to Partnership operations occurring prior to such repurchase, and (ii) EAH (a wholly-owned subsidiary of EA&E) shall acquire from the Consenting Majority Series A Unitholders 100% of the issued and outstanding membership interests of GP Holding.

•
Our CEO holds an interest in the parent company of the General Partner, which interest will be cancelled in connection with the Contribution Closing. In October 2012, the owners of GP Holding, the owner of the General Partner, admitted our Chief Executive Office, Mark Hurley, as a member of GP Holding. In connection with his admission as a member of GP Holding, Mr. Hurley was issued a non-voting economic interest in GP Holding (the “Profits Interest”). As of December 31, 2015, 60% of the Profits Interest was vested, with the remaining portion vesting in 20% increments on each of October 4, 2016 and 2017. The Profits Interest entitles Mr. Hurley, to the extent vested, to (i) 2% of the total amount of proceeds and/or distributions in excess of $100,000,000 received by GP Holding in connection with a transaction resulting in a “change of control” (the definition of which would include the GP Holding Transfer), and (ii) 2% of the portion of any interim quarterly distribution received by GP Holding in excess of $1,250,000. Mr. Hurley has agreed, pursuant to a letter agreement with GP Holding, CBBK and BEH, to the cancellation of such Profits Interest immediately prior to the Contribution Closing in exchange for an aggregate cash payment of $660,000 from CBBK and BEH.

•
Our CEO’s employment agreement provides for certain payments upon termination following a Change of Control. Mr. Hurley’s employment agreement contains payment obligations that may be triggered by a termination following a “change of control” (the definition of which would include the GP Holding Transfer). If, within eighteen months after a change of control occurs, Mr. Hurley is terminated by our General Partner without cause or Mr. Hurley terminates the agreement for good reason, he will be entitled to payment of any unpaid base salary and vested benefits under any incentive plans, a lump sum payment equal to twelve months of base salary and Mr. Hurley’s most recent annual bonus and continued participation in our General Partner’s welfare benefit programs for the longer of the remainder of the term of the employment agreement or one year after termination. Based upon Mr. Hurley’s current base salary and most recent annual bonus, the maximum amount of the lump sum severance payment would be approximately $0.8 million, in addition to continued participation in the General Partner’s welfare benefit programs and the amounts of earned but unpaid base salary and benefits under any incentive plans.

•
Our CFO’s employment agreement provides for certain payments upon termination following a Change of Control.  Mr. Stallings’s employment agreement contains payment obligations that may be triggered by a termination following a “change of control” (the definition of which would include the GP Holding Transfer).  If, within one year after a change of control occurs, Mr. Stallings is terminated by our General Partner without cause or Mr. Stallings terminates the agreement for good reason, he will be entitled to payment of any unpaid base salary and vested benefits under any incentive plans, a lump sum payment equal to 24 months of base salary and continued participation in our General Partner’s welfare benefit programs for the longer of the remainder of the term of the employment agreement or one year after termination.  Based upon Mr. Stallings’ current base salary, the maximum amount of the lump sum severance payment would be approximately $0.6 million, in addition to continued participation in the General Partner’s welfare benefit programs and the amounts of earned but unpaid base salary and benefits under any incentive plans.

•
Certain of our directors own unvested Common Units which vest upon a Change of Control.  Each of Messrs. Ligon, Bradshaw and Shapiro own 7,541 unvested Common Units granted under the Partnership’s Long-Term Incentive Plan, all of which will vest upon a “change of control” (the definition of which would include the GP Holding Transfer).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
As of the Record Date, there were a total of 30,147,624 Series A Preferred Units issued and outstanding. Each Series A Preferred Unit is entitled to one vote for each Common Unit into which such Series A Preferred Unit is convertible, and all determinations of outstanding units for voting purposes are made on an as-converted basis.
As of the Record Date, the Consenting Majority Series A Unitholders were the record owners of 18,312,968 Series A Preferred Units, representing a majority of the issued and outstanding Series A Preferred Units of the Partnership. The Consenting Majority Series A Unitholders, as the holders of a majority of our outstanding Series A Preferred Units, have approved the Issuance as described above.

Preemptive Rights. Other than a limited preemptive right held by the General Partner pursuant to Section 5.8 of the LPA, no partner has any preemptive, preferential or other similar rights with respect to the issuance of our equity securities, including our Series A Preferred Units. The General Partner has the right, which it may assign to any of its affiliates, to purchase equity securities from us whenever, and on the same terms that, we issue equity securities to persons other than the General Partner and its affiliates, to the extent necessary for the General Partner and its affiliates to maintain their percentage ownership equal to any or all of the percentage ownership that existed immediately prior to the issuance of such equity securities. The General Partner has waived this right with respect to the Issuance (as well as with respect to the issuance of the Issued Common Units at the Contribution Closing).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our units as of the Record Date, for: (i) each person who beneficially owns five percent or more of our then outstanding Common Units (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), (ii) all of the directors and each named executive officers (as named in our Annual Report on Form 10-K for the year ended December 31, 2015) of our General Partner, and (iii) all of the current directors and current named executive officers of our General Partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting, of such security, and/or “investment power,” which includes the power to dispose, or to direct the disposition of, such security. In computing the number of Common Units beneficially owned by a person and the percentage ownership of that person, a right to acquire beneficial ownership of a security within 60 days of the Ownership Reference Date by a person, if any, are deemed to be outstanding for computing the percentage of outstanding securities of the class by such person, but are not deemed to be outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting power and sole investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

The percentages of units beneficially owned are based on a total of 33,277,499 Common Units and 30,147,624 Series A Preferred Units outstanding as of the Ownership Reference Date.

Name of Beneficial Owner(1)	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Preferred Units Beneficially Owned	Percentage of Preferred Units Beneficially Owned	Percentage of Total Common and Preferred Units Beneficially Owned
Blueknight Energy Holding, Inc.(2)	—	—	9,156,484	30.4%	14.4%
CB-Blueknight, LLC(3)	—	—	9,156,484	30.4%	14.4%
Mark A. Hurley(14)	328,781	*	—	—	*
Alex G. Stallings(4)(6)	104,964	*	20,000	*	*
James R. Griffin(6)	50,079	*	—	—	*
Jeffery A. Speer(6)	35,106	*	—	—	*
Chris A. Paul(6)	5,463	*	—	—	*
Brian L. Melton(6)	6,943	*	400	*	*
Duke R. Ligon(5)	43,543	*	—	*	*
Steven M. Bradshaw(5)	31,137	*	—	*	*
John A. Shapiro(5)	29,547	*	—	*	*
Miguel A. (“Mike”) Loya(2)(7)	—	—	—	—	—
Michael R. Eisenson(3)(8)	—	—	—	—	—
Jon M. Biotti(3)(8)	—	—	—	—	—
Francis Brenner(7)	—	—	—	—	—
MSD Capital, L.P.(9)	3,576,944	10.7%	1,935,842	6.4%	8.7%
Swank Capital, L.L.C.(10)	4,450,828	13.4%	3,064,648	10.2%	11.8%
Neuberger Berman Group LLC(11)	5,551,721	16.7%	—	—	8.8%
DG Capital Management, Inc.(12)	2,849,595	8.6%	—	—	4.5%
Clearbridge Investments, LLC(13)	3,357,864	10.1%	—	—	5.3%
All current executive officers and directors as a group (13 persons)	635,563	1.9%	20,400	*	1.0%
_______________

*	Less than 1%.

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 6060 American Plaza, Suite 600, Tulsa, Oklahoma 74135.

(2)
Blueknight Energy Holding, Inc. is a subsidiary of Vitol.  The address for Vitol is 1100 Louisiana Street, Suite 5500, Houston, Texas 77002.  Blueknight Energy Holding, Inc. owns 50% of Blueknight GP Holdings, LLC, which owns the membership interests in our General Partner.

(3)
CB-Blueknight, LLC is a subsidiary of Charlesbank.  The address for Charlesbank is 200 Clarendon Street, 54th Floor, Boston, Massachusetts.  CB-Blueknight, LLC owns 50% of Blueknight GP Holdings, LLC, which owns the membership interests in our General Partner.

(4)	Mr. Stallings has pledged as collateral to a bank 78,054 common units and 20,000 preferred units.

(5)	Includes 7,541 Common Units each for Messrs. Ligon, Bradshaw and Shapiro granted under the Partnership’s Long-Term Incentive Plan, all of which will vest within 60 days hereof.

(6)	Does not include unvested phantom units granted under the Long-Term Incentive Plan, none of which will vest within 60 days of the date hereof.

(7)	Messrs. Loya and Brenner are affiliated with Vitol.

(8)	Messrs. Eisenson and Biotti are affiliated with Charlesbank.

(9)
Based on a Schedule 13D, filed  June 8, 2012 by MSDC Management , L.P. with the SEC. The filing is made jointly with MSD Torchlight Partners, L.P. and Marc R. Lisker. The filers report that they have shared voting power with respect to the 3,576,944 common units and 1,935,842 preferred units and that their address is 645 Fifth Avenue, 21st Floor, New York, New York 10022.

(10)
Common shares based on a Schedule 13G/A filed on February 13, 2015 with the SEC by Cushing MLP Asset Management, L.P. The filing was made jointly with Cushing MLP Asset Management, LP and Jerry V. Swank, and reported that they have shared voting power with respect to the 4,450,828 common units. Preferred shares based on a Schedule 13G/A filed on February 10, 2016 with the SEC by Cushing MLP Asset Management, L.P. The filing was made jointly with Cushing MLP Asset Management, L.P. and Jerry V. Swank, and reported that they have shared voting power with respect to the3,064,648 preferred units. Both filings reported that their address is 8117 Preston Road, Suite 440, Dallas, Texas, 75225.

(11)
Based on a Schedule 13G, filed February 9, 2016 by Neuberger Berman Group LLC with the SEC. The filing is made jointly with Neuberger Berman LLC. The filers report that they have shared voting power with respect to 5,321,920 common units and shared dispositive power with respect to 5,551,721 common units.  Their address as reported in such Schedule 13G is 605 Third Avenue, New York, New York 10158.

(12)
Based on a Schedule 13G, filed February 8, 2016 by DG Capital Management, LLC with the SEC. This filing is made jointly with Dov Gertzulin. The filers report that they each have shared voting power with respect to 2,849,595 common units. Their address as reported on such Schedule 13G is 460 Park Avenue, 22nd Floor, New York, NY 10022.

(13)	Based on a Schedule 13G, filed June 10, 2016 by Clearbridge Investments, LLC with the SEC. The filer’s address as reported in such Schedule 13G is 620 8th Avenue, New York, New York 10018

(14)
Includes 100,000 unvested phantom units granted under the Partnership’s Long-Term Incentive Plan, that vest within 60 days of the date hereof. Does not include additional 100,000 phantom units granted under the Partnership’s Long-Term Incentive Plan that do not vest within 60 days of the date hereof.

Beneficial Ownership of General Partner Interest
Our General Partner owns all of our general partner interest and all of our incentive distribution rights. Our General Partner is 100% owned by GP Holding, which is owned 50% by CBBK and 50% by BEH. CBBK is an indirect wholly-owned subsidiary of Charlesbank. BEH is a wholly-owned subsidiary of Vitol Holdings B.V.
Potential Payments Upon Change of Control
Employment Agreements. Messrs. Hurley and Stallings have employment agreements with the Partnership containing provisions that could result in the payment of amounts to such individuals upon a termination of their respective employment (including a termination following a “change of control (as defined in such employment agreements, which definition include the GP Holding Transfer)).

Under Messrs. Hurley’s and Stallings’ employment agreements, they are each entitled to certain payments if their employment agreement is terminated in certain circumstances. Upon a termination, Messrs. Hurley and Stallings would be entitled to a lump sum payment of approximately $0.4 million and approximately $0.3 million, respectively, in addition to continued participation in our General Partner’s welfare benefit programs and the amounts of unpaid base salary and benefits under any incentive plans. In addition, Messrs. Hurley’s and Stallings’ employment agreements provide that, if such individual’s employment is terminated in certain circumstances within one year, in the case of Mr. Stallings, or eighteen months, in the case of Mr. Hurley, after a Change of Control (as defined in the applicable agreement) occurs, he will be entitled to certain payments. Upon such an event, Messrs. Hurley and Stallings would be entitled to a lump sum payment of approximately $0.8 million and approximately $0.6 million, respectively, in addition to continued participation in our General Partner’s welfare benefit programs and the amounts of earned but unpaid base salary and benefits under any incentive plans.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
This Information Statement contains forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations, assumptions, estimates and projections about the Partnership and its industry. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. The Partnership undertakes no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.
Actual outcomes are dependent upon many factors. Words such as “anticipates,” “believes,” “estimates,” “expects,” or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this Information Statement, and in the case of documents incorporated by reference, as of the date of those documents. The Partnership undertakes no obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events, except as required by law.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this Information Statement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this Information Statement by referring you to those documents. The information incorporated by reference is an important part of this Information Statement, and information that we file later with the SEC will automatically update and supersede this information. Therefore, you should check for reports that we may have filed with the SEC after the date of this Information Statement.
We incorporate by reference into this Information Statement the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2016;

•
Our Current Reports on Form 8-K (excluding information “furnished” on Items 2.02 and 7.01 and related exhibits unless otherwise specified) filed on July 14, 2016, July 20, 2016 and July 21, 2016 (two reports); and

•	The description of our Series A Preferred Units included in our Registration Statement on Form 8-A filed on September 27, 2011.
Any statement contained in this Information Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in any subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.
You may request a copy of any document incorporated by reference in this Information Statement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
201 NW 10TH, SUITE 200
OKLAHOMA CITY, OKLAHOMA 73103
Attention: Investor Relations
Phone: (918) 237-4032

DELIVERY OF DOCUMENTS TO UNITHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this Information Statement to multiple unitholders sharing an address unless we have received contrary instructions from one or more of the unitholders. Furthermore, we undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a unitholder at a shared address to which a single copy of this Information Statement is delivered. A unitholder can notify us that the unitholder wishes to receive a separate copy of this Information Statement by contacting us at: 201 NW 10th, Suite 200, Oklahoma City, Oklahoma, 73103, Attention: Investor Relations, or by calling (918) 237-4032. Conversely, if multiple unitholders sharing an address receive multiple Information Statements and wish to receive only one, such unitholders can notify us at the address or phone number set forth above.

AVAILABLE INFORMATION
We are required to file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document which we have filed at the SEC’s public reference room at:
Securities and Exchange Commission
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.
Documents filed by us pursuant to the Exchange Act may be reviewed or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the SEC’s web site (http://www.sec.gov).

ADDITIONAL INFORMATION
We will furnish without charge to any unitholder, upon written or oral request, any documents filed by us pursuant to the Exchange Act. Requests for such documents should be addressed to us at:
BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.
201 NW 10th, Suite 200,
Oklahoma City, Oklahoma 73103
Attention: Investor Relations